Sub-Item 77O

Rule 10f-3 Transactions

DREYFUS PREMIER SHORT-INTERMEDIATE MUNICIPAL BOND FUND

-Dreyfus Short-Intermediate Municipal Bond Fund

On August 30, 2017, Dreyfus Short Intermediate Municipal Bond Fund (the "Fund"), a series of Dreyfus Premier Short-Intermediate Municipal Bond Fund, purchased 5,250 State of California General Obligation Bonds, Series 2017, issued by the State of California (CUSIP No. 13063DBG2) (the "Bonds") at a purchase price of $118.11 per Bond, including underwriter compensation of 0.250%.  The Bonds were purchased from Goldman Sachs & Co., a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Alamo Capital
Backstrom McCarley Berry & Co., LLC
Bank of America Merrill Lynch

Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets, LLC

Citigroup Global Markets Inc.

Drexel Hamilton, LLC

Fidelity Capital Markets
FTN Financial Capital Markets
George K. Baum & Company

Goldman, Sachs, & Co.
Great Pacific Securities
Hilltop Securities Inc.

Jefferies LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets, Inc.

Loop Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mischler Financial Group, Inc.

Morgan Stanley & Co LLC
Neighborly Securities

Piper Jaffray & Co.

Raymond James & Associates, Inc.

RBC Capital Markets LLC

Samuel A. Ramirez & Co., Inc.

Stifel, Nicolaus & Company, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

US Bancorp Investments, Inc.

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on November 2, 2017.  These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	10/13/17

3rd Quarter 2017